WesBanco, Inc. to Host 2020 Third Quarter Earnings Conference Call and Webcast on Thursday, October 22

Wheeling, WV, October 5, 2020 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 3:00 p.m. ET on Thursday, October 22, 2020. Todd F. Clossin, President and Chief Executive Officer, and Robert H. Young, Senior Executive Vice President and Chief Financial Officer, will review financial results for the third quarter of 2020. Results for the quarter are expected to be released after the market close on Wednesday, October 21, 2020.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 412-317-0088 for international callers, and providing the access code of 10136715.  The replay will begin at approximately 5:00 p.m. ET on October 22, and end at 12 a.m. ET on November 5. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel.  Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share.  Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively.  In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $4.5 billion of assets under management (as of June 30, 2020).  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 236 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia.  Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

SOURCE:  WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021

###